UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ___)

RECON TECHNOLOGY, LTD.

(Name of Issuer)

ORDINARY SHARES, PAR VALUE $0.0185

(Title of Class of Securities)

(CUSIP Number)

January 22, 2018

(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed: ☒ Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following page(s)

Page 1 of 4 Pages

CUSIP No.	13G	Page 2 of 4 Pages

1. NAMES OF REPORTING PERSON

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Alpha Capital Anstalt

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a) ☐

(b) ☐

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Liechtenstein

5. SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

6. SHARED VOTING POWER - None

7. SOLE DISPOSITIVE POWER –

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

8. SHARED DISPOSITIVE POWER – None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.40% (2)

3.29% (3)

12. TYPE OF REPORTING PERSON

CO

(1) Based on 14,687,849 Ordinary Shares outstanding as of January 23, 2018 as reported in Form 424B5 filed on January 23, 2018

(2) As of January 22, 2018

(3) As of January 24, 2018

CUSIP No.	13G	Page 3 of 4 Pages

ITEM 1 (a) NAME OF ISSUER: Recon Technology, Ltd.

ITEM 1 (b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

1902 Building C, King Long International Mansion, 9 Fulin Road, Beijing 100107, People’s Republic of China

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Ordinary Shares, par value $0.0185

ITEM 2 (e) CUSIP NUMBER:

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B): Not applicable

ITEM 4 OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED:

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

(b) PERCENT OF CLASS:

8.40% (2)

3.29% (3)

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) SOLE POWER TO VOTE OR DIRECT THE VOTE

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

(ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

0 Shares

(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

1,248,192 Ordinary Shares (1) (2)

483,158 Ordinary Shares (3)

(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 Shares

CUSIP No.	13G	Page 4 of 4 Pages

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

As of January 24, 2018, Alpha Capital Anstalt’s ownership interest in the Issuer’s Ordinary Shares is under 5%.

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 24, 2018
(Date)

/s/ Konrad Ackermann
(Signature)

Konrad Ackermann, Director
(Name/Title)